Exhibit 10.1

Side Letter to Platinum Commitment Letter

April 15, 2021

Avangrid, Inc.

180 Marsh Hill Road

Orange, Connecticut 06477

Ladies and Gentlemen:

Reference is made to that certain Financing Commitment Letter (the “Platinum Commitment Letter”) by Iberdrola, S.A. (“Iberdrola”) addressed to Avangrid, Inc. (“Avangrid”) dated as of October 20, 2020, and attached hereto as Exhibit A. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Platinum Commitment Letter.

Iberdrola and Avangrid hereby agree that:

(i)

any drawing made by Avangrid on the Funding Commitment shall bear interest at an interest rate equal to 3-month LIBOR plus 0.75% per annum calculated on the basis of a 360-day year for the actual number of days elapsed;

(ii)	any drawing made by Avangrid on the Funding Commitment shall be repaid no later than 180 days from the date of the draw;

(iii)	Avangrid shall owe Iberdrola, retroactive to the date of the Platinum Commitment Letter, a facility fee equal to 0.12% per annum on the undrawn portion of the Funding Commitment;

(iv)	interest or fees payable pursuant to paragraphs (i) and (iii) above shall be payable quarterly in arrears on the last business day of each quarter; and

(v)	Avangrid’s obligations under point (iii) of this Side Letter will terminate simultaneously with Iberdrola’s commitments under the Platinum Commitment Letter, pursuant to paragraph 5 therein.

(vi)	Avangrid’s obligations under point (i) of this Side Letter will terminate on the date of effective repayment of the drawings made by Avangrid on the Funding Commitment, if any.

This Side Letter shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No other persons shall have any rights under this Side Letter. No assignment of the interest of any of the parties hereto shall be binding unless and until written notice of such assignment shall be delivered to the other party and any such assignment shall require the prior written consent of such other party (such consent not to be unreasonably withheld).

If any provision or paragraph of this Side Letter is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision or paragraph shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions or paragraphs hereof and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provision or paragraph in any other jurisdiction. This Side Letter may not be amended, modified, superseded, or rescinded except by a written agreement executed by each of the parties.

This Side Letter shall be governed by the laws of the State of Delaware, without regard to conflicts of law principles. Any dispute arising out of or in connection with the interpretation or execution of this Side Letter shall be resolved pursuant to the Platinum Commitment Letter. This Side Letter may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same letter agreement.

Please indicate your acceptance of the foregoing by signing and returning this Side Letter.

Very truly yours,

IBERDROLA, S.A.

By:	/s/ Jesus Martinez Perez
Name: Jesus Martinez Perez
Title: Authorized Signatory

By:	/s/ Javier Julio Pastor
Name: Javier Julio Pastor
Title: Authorized Signatory

ACKNOWLEDGED AND AGREED:

AVANGRID, INC.

By:	/s/ Howard Coon
Name: Howard Coon
Title: Vice President – Treasurer

By:	/s/ Scott Tremble
Name: Scott Tremble
Title: Senior Vice President – Controller

Exhibit A

Platinum Commitment Letter

(see attached)

Execution Version

October 20, 2020

Avangrid, Inc.

180 Marsh Hill Road

Orange, Connecticut 06577

Re:	Financing Commitment

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among PNM Resources, Inc., a New Mexico corporation (the “Company”), Avangrid, Inc., a New York corporation (“Parent”), and NM Green Holdings, Inc., a New Mexico corporation (“Merger Sub”). Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to them in the Merger Agreement.

Concurrently with the execution and delivery of this letter, the Company, Parent and Merger Sub are executing and delivering the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement.

In consideration of the benefits the undersigned (“Iberdrola”) expects to derive from the consummation of the transactions contemplated by the Merger Agreement (including the Merger), Iberdrola hereby agrees and commits as follows:

1.

Upon the terms and subject to the conditions set forth in this letter, Iberdrola hereby commits to provide Parent, or arrange the provision to Parent of, funds solely to the extent (and only to such extent) necessary for Parent to consummate the Merger, including the payment of the aggregate Per Share Merger Consideration to the Exchange Agent, up to a maximum aggregate amount of $4,317,500,000 (the “Funding Commitment”); provided that Iberdrola may assign or allocate any portion of the Funding Commitment to one or more assignees, and the amount required to be funded by Iberdrola with respect to the Funding Commitment will be reduced by the amount of funding actually contributed by such assignees to Parent; provided, further, that any such assignment or allocation by Iberdrola shall not relieve Iberdrola of its obligations hereunder.

2.

Iberdrola’s obligation under this letter are subject to the satisfaction in full or waiver by Parent, as of the Closing, of all of the conditions precedent to Parent’s and Merger Sub’s obligations set forth in Section 7.1 and Section 7.2 of the Merger Agreement.

3.

It is acknowledged and agreed that Parent and/or its subsidiaries may not enter into any transaction with or involving Iberdrola and/or its Affiliates (including, without limitation, any transaction related to the Funding Commitment), unless such transaction is on an arm’s length basis and is approved by a majority of the members of the Unaffiliated Committee (as such term is defined in the Shareholder Agreement of Parent, dated December 16, 2015). Iberdrola agrees to negotiate with Parent the terms of any agreement, arrangement or other transaction relating to the Funding Commitment promptly and in good faith, with the objective that such terms shall be commercially reasonable and approved by the Unaffiliated Committee.

4.

By executing this letter, Iberdrola confirms that, subject to the terms and conditions in this letter, the board of directors of Iberdrola has approved this letter and the Funding Commitment contemplated hereby in accordance with the terms and subject to the conditions hereof.

5.

Iberdrola’s obligations under this letter will terminate automatically and immediately upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with Section 8.1 of the Merger Agreement, or (b) the Closing and the payment of the aggregate Per Share Merger Consideration to the Exchange Agent, at which time all obligations hereunder shall be fully discharged. Upon termination of this letter in accordance with the prior sentence, each of Iberdrola and its assignees shall have no further obligations or liabilities hereunder.

6.

This letter shall be binding solely on Iberdrola and its successors and permitted assignees and inure solely to the benefit of Parent, and nothing set forth in this letter shall be construed to confer upon or give to any Person other than Parent any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Funding Commitment or any other provisions of this letter; provided, however, that, notwithstanding the foregoing, Iberdrola acknowledges that the Company is an express third party beneficiary hereof, solely for purposes of causing Iberdrola to comply with its obligations under this letter, subject to the terms and conditions hereof (including by seeking an injunction, or other appropriate form of specific performance or equitable relief), but only to the extent that the conditions set forth in Section 2 above have been satisfied. Parent’s creditors shall have no right to enforce this letter or to cause Parent to enforce this letter.

7.

Notwithstanding anything to the contrary that may be expressed or implied in this letter or any document or instrument delivered substantially contemporaneously herewith, (a) no Person other than Iberdrola and its successors and permitted assignees shall have any obligation hereunder, (b) there shall be no rights of recovery hereunder or in connection with this letter against, and no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against, any former, current or future Affiliate, equityholder, director, officer, agent, manager or employee of Iberdrola or any of its Affiliates (or any successors or assignees of any of the foregoing Persons) (collectively, other than Iberdrola, “Iberdrola Parties”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of any Person (including any Iberdrola Party) against any Iberdrola Parties, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise. No personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Iberdrola Party, as such, for any obligations of Iberdrola under this letter or the Funding Commitment contemplated hereby, under any documents or instruments delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation.

8.

This letter, and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this letter or the negotiation, execution or performance hereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware (without giving effect to choice of law principles thereof or of any other jurisdiction that would mandate or permit the application of the Laws of any jurisdiction other than the State of Delaware).

9.

All actions or proceedings in respect of any claim arising out of, related to, or in connection with, this letter, whether in tort or contract or at law or in equity, shall be brought exclusively in Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if such court shall not have or declines to accept jurisdiction over a particular matter, then any federal court within the State of Delaware. ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY ARE HEREBY IRREVOCABLY WAIVED.

10.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight courier, shall be deemed to have been duly given upon receipt) by delivery in person or overnight courier to the respective parties at the following addresses, delivery by electronic mail transmission to the respective parties at the following email addresses, or at such other address or email address for a party as shall be specified in a notice given in accordance with this section; provided, however, that delivery by electronic mail transmission shall be deemed to have been duly given upon receipt only if promptly confirmed by telephone:

Iberdrola, S.A.

Attention: Pedro Azagra Blazquez, Head of Corporate Development

Email: azagrap@ibdl.com

with a copy to (which shall not constitute notice):

Garrigues

Telephone: 34915145200

Attention: Rafael González-Gallarza Granizo

Email: Rafael.gonzalez-gallarza@garrigues.com

and with a copy to (which shall not constitute notice):

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022-4834

Attention: David A. Kurzweil

Telephone: 212.906.1200

Email: david.kurzweil@lw.com

11.	This letter may not be amended except by Iberdrola with the prior written consent of Parent and the Company.

12.

If any provision of this letter or the application thereof to any Person or circumstance is held invalid, illegal or unenforceable by any rule of law or public policy, the remainder of this letter and the application of such provision to other Persons or circumstances shall not be affected thereby, and, to such end, the provisions of this letter are agreed to be severable.

[Remainder of page intentionally left blank]

Very truly yours,

IBERDROLA, S.A.

By:	/s/ Julián Martínez-Simancas
Name: Julián Martínez-Simancas
Title: Security to the Board of Directors

[Signature Page to Commitment Letter]